Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD SCHEDULES 2015 FIRST QUARTER EARNINGS RELEASE AND

CONFERENCE CALL FOR THURSDAY, APRIL 30TH

Newport Beach, CA – April 22, 2015 – American Vanguard Corporation (NYSE:AVD), today announced that it will report financial results for the first quarter of 2015 on Thursday, April 30, 2015 after the close of the stock market. Details regarding the conference call appear below.

Eric Wintemute, Chairman and CEO of American Vanguard commented: “In the first quarter of 2015, we continued to experience soft market conditions, primarily in the Midwest U.S. corn market. This situation has been cited by some of our industry peers and commented on by many expert observers of the U.S. agriculture sector. Lower crop commodity prices, that inevitably squeeze grower profitability, prompted purchasing restraint throughout the agricultural input distribution channel. Current conditions affected the procurement of equipment, seed, fertilizer, and crop protection products.”

Mr. Wintemute concluded: “As a result, we will be reporting first quarter revenues that are approximately 18% below our prior year first quarter levels. Thanks to our significant efforts to manage our manufacturing costs and operating expenses, we expect to post earnings that will be approximately breakeven. We remain confident that our significant participation in other non-corn markets, our disciplined cost/expense control and our ability to pursue several growth initiatives, such as our recent acquisition of the Nemacur® product line in the E.U., will improve our future operating and financial performance.”

Mr. Wintemute, Bob Trogele, COO and David T. Johnson, CFO, will conduct a conference call focusing on operating performance and financial results at 4:30 pm ET / 1:30 pm PT on Thursday, April 30, 2015. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call.

The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and the control of public and animal health pests. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in any of its public commentary, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information

American Vanguard Corporation

William A. Kuser, Director of Investor Relations

(949) 260-1200

williamk@amvac-chemical.com

The Equity Group Inc.

Lena Cati

(212) 836-9611

Lcati@equityny.com

www.theequitygroup.com